Exhibit 10.3

Execution Version

SUBSCRIPTION ESCROW AGREEMENT

This Subscription Escrow Agreement (the “Escrow Agreement”) is entered into and effective the 28th day of March 2024, by and among OneMedNet Corporation, a corporation organized under the laws of the State of Delaware (“OneMedNet”); each investor identified on the signature pages hereto (each, including his, her or theirs successors and assigns, each, an “Investor,” and, collectively, the “Investors”), and Rimon, P.C., a professional corporation incorporated in the State of Delaware (the “Escrow Agent”). Terms not defined in this Escrow Agreement are defined in the executed Securities Purchase Agreement, dated as of March 28, 2024, as amended, modified or supplemented from time to time in accordance with its terms (the “PIPE SPA”).

WHEREAS, pursuant to the PIPE SPA, OneMedNet has offered to issue and sell to each Investor, and each Investor shall purchase from the Company (the “Offering”), convertible promissory notes (each, a “Note” and together, the “Notes”), in an amount up to the principal amount set forth on the signature page to the PIPE SPA executed by such Investor and common stock purchase warrants (each, a “Warrant” and together, the “Warrants”), which sale and purchase of Notes and Warrants shall be conducted in tranches (each, a “Tranche” and together, the “Tranches”) consisting of (x) an initial tranche (the “Initial Tranche”) of (i) an aggregate Principal Amount of Notes of up to Two Million and zero/100 Dollars ($2,000,000.00) and including an original issue discount of up to an aggregate of Three Hundred Thousand and zero/100 Dollars ($300,000.00), and (ii) Warrants to purchase a number of shares of Common Stock equal to the applicable Warrant Share Amounts with respect to such Tranche, (y) a second tranche (the “Second Tranche” of (i) an aggregate Principal Amount of Notes of up to Three Hundred Fifty Thousand and zero/100 Dollars ($350,000.00) and including an original issue discount of up to an aggregate of Fifty Two Thousand Five Hundred and zero/100 Dollars ($52,500.00), and (ii) Warrants to purchase a number of shares of Common Stock equal to the applicable Warrant Share Amounts with respect to such Tranche and (z) up to three subsequent Tranches each of which shall be in (i) an aggregate Principal Amount of Notes of up to One Million and zero/100 Dollars ($1,000,000) each and each including an original issue discount of fifteen percent (15.0%) of the applicable Principal Amount, and (ii) Warrants to purchase a number of shares of Common Stock equal to the applicable Warrant Share Amounts with respect to such Tranches; and

WHEREAS, the Offering of the Notes and Warrants in a Tranche shall occur in one or more closings (each, a “Closing”), with the date upon which such Closing shall occur being referred to as, a “Closing Date,” with the payment of a portion of the purchase price for the Notes and Warrants to be payable by the Investors to the escrow account maintained by the Escrow Agent (the “Escrow Account”), as specifically provided in the PIPE SPA; and

WHEREAS, the Offering is being made by OneMedNet pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), to the Investors, who have represented in the PIPE SPA that each of whom is an accredited investor, as defined in Rule 501 of Regulation D of the Securities Act; and

WHEREAS, the parties hereto desire to provide for the safekeeping of any Escrow Deposit (as defined below) related to the PIPE SPA until such time as the Escrow Deposit is released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the parties acknowledge that the Escrow Agent is not a party to, and has no duties or obligations under, the PIPE SPA, that all references in this Escrow Agreement to the PIPE SPA are for convenience only, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

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WHEREAS, the Escrow Agent has agreed to accept, hold, and disburse the Escrow Deposit deposited with it in accordance with the terms of this Escrow Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. OneMedNet and each Investor hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. In connection with the Closings, and as further provided in the PIPE SPA, OneMedNet and each Investor agree that the payment of a portion of the consideration for the Initial Tranche, all of the Second Tranche and a portion of the proceeds of the Tranche following the Second Tranche (the “Third Tranche”) shall require the payment to the Escrow Agent of the following escrow deposits (the “Escrow Deposit”): (a) $1,350,000.00 of the net proceeds of the Initial Tranche will be paid into the Escrow Account; (b) 100% of the net proceeds of the Second Tranche shall be paid into the Escrow Account for distribution in accordance with the terms of this Escrow Agreement, and (c) 75% of the net proceeds of the Third Tranche shall be paid into the Escrow Account for distribution in accordance with the terms of this Escrow Agreement.

2. Escrow Account Wiring Instructions. The Investors shall remit each Escrow Deposit by wire transfer of immediately available funds to the account of the Escrow Agent, as governed by the PIPE SPA. All funds received from the Investors in connection with the sale of the OneMedNet Notes and Warrants in the Offering shall be deposited with the Escrow Agent using the following wire instructions, to be held by the Escrow Agent and disbursed as provided in this Escrow Agreement:

Bank: JP Morgan Chase Bank N.A.
Bank Address: 1500 Polk Street, San Francisco, CA 94109
In the name of: Rimon, PC
Swift Code: CHASUUS33
Acct: 825-083-959
ABA Routing: 322271627
Reference: OneMedNet

3. Maintenance of Escrow Deposit. During the term of this Escrow Agreement, the Escrow Deposit shall be maintained by the Escrow Agent in a segregated account in order to provide readily available funds necessary to make required payment under Section 4 of this Escrow Agreement. The Escrow Agent may earn compensation in the form of short-term interest from the Escrow Deposit from the time of receipt and the time of liquidation of the Escrow Deposit and as provided in Exhibit A hereto.

4. Disposition and Termination; Security Interest. OneMedNet agrees to notify the Escrow Agent in writing of either: (i) a Closing of a Tranche under the Offering, or (ii) a termination of the PIPE SPA. Upon receipt of any such written notification, the following procedures will take place, as applicable:

a) Release of Escrow Deposit upon Closing of the Initial Tranche. Following the Closing of the Initial Tranche, the Investors shall fund the Escrow Deposit to the Escrow Account. To release funds, OneMedNet and the Investors shall deliver to the Escrow Agent joint written notice executed by a duly authorized executive officer of OneMedNet and duly authorized signatory of the Investors (“Instructions”), from time to time, which Instructions shall specify the amount, day, time and payment instructions, including the address, phone number and account number of each payee from the Escrow Deposit in accordance with the PIPE SPA. The Escrow Agent shall, at the time and in accordance with the payment instructions specified in the Instructions, deliver the Escrow Deposit (without interest) to OneMedNet in accordance with the Instructions.

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b) Release of Escrow Deposit upon certain Subsequent Closings. Following the Closing of the Second Tranche and the Third Tranche, the Investors shall fund the Escrow Deposit to the Escrow Account. To release funds, OneMedNet and the Investors shall deliver to the Escrow Agent the Instructions, from time to time, in accordance with the PIPE SPA, which Instructions shall specify the amount, day, time and payment instructions, including the address, phone number and account number of each payee from the Escrow Deposit. The Escrow Agent shall, at the time and in accordance with the payment instructions specified in the Instructions, deliver the Escrow Deposit (without interest) to OneMedNet in accordance with the Instructions.

c) Release of Escrow Deposit upon a Termination. In the event OneMedNet and all of the Investors shall deliver Instructions to the Escrow Agent, which Instructions shall announce the termination of the PIPE SPA, whether as a result of an Event of Default (as defined in the PIPE SPA or Notes) or otherwise, and to terminate the Escrow Account and refund the Escrow Deposit to all of the Investors, the Escrow Agent will wire the Escrow Deposit, without interest, to the Investors, and the parties hereto acknowledge and agree that as of such wire, the Escrow Agent’s duties have been fully satisfied.

d) Delivery Pursuant to Court Order. Notwithstanding any provision contained herein, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Escrow Deposit in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

e) Security Interest. As security for the payment and performance of the Obligations owing to each Investor now existing or in the future, OneMedNet does hereby pledge, assign, transfer, deliver and grant to such Investor a continuing and unconditional first priority security interest in the Escrow Deposit (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”) until such time as the Escrow Deposit is delivered in accordance with this Section 4. “Obligations” shall mean, whether now existing or hereafter arising, created or incurred: (i) the loans evidenced by the Notes issued to such Investor; (ii) all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder); (iii) any and all fees, charges or other amounts due to such Investor under the Notes or the PIPE SPA; (iv) any and all expenses incurred by such Investor under, or in connection with, the Notes or the PIPE SPA; (v) any and all other liabilities and obligations of OneMedNet to such Investor under the Notes or PIPE SPA; and (vi) the performance by OneMedNet of all covenants, agreements and obligations of every nature and kind on the part of any of OneMedNet to be performed under the Notes or the PIPE SPA. Each of OneMedNet and the Investors agree that the right of the Investors to direct delivery of the Escrow Agreement pursuant to this Section 4 shall constitute “control” for purposes of applicable uniform commercial code.

Upon delivery of the Escrow Deposit by the Escrow Agent in accordance with Section 4(a), (b) or (c), as the case may be, this Escrow Agreement shall terminate, subject to the provisions of Section 8.

5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document except as provided herein. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Deposit. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to OneMedNet or the Investors. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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6. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving ten (10) business days advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated shall be the Escrow Agent under this Escrow Agreement without further act.

7. Fees. The Escrow Agent hereby forgoes reasonable compensation for the services to be rendered hereunder, as described in Exhibit A attached hereto. OneMedNet hereby agrees to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement. The Escrow Agent is authorized to deduct expenses from the Escrow Deposit at the time of the Closing without prior authorization from OneMedNet or the Investors.

8. Indemnity. OneMedNet shall indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from all loss, liability or expense (including the reasonable fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from OneMedNet, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

9. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received upon delivery if delivered personally or upon confirmed transmittal if by facsimile or if sent by overnight courier. Notwithstanding the above, in the case of communications delivered to or by the Escrow Agent or to or by any other party to this Agreement under this Section 9, such communications shall be deemed to have been given on the date received. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. The appropriate address for the Escrow Agent is set forth in Exhibit A.

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10. Security Procedures. In the event funds transfer Instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the authorized representative of the particular party. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiaries’ bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by OneMedNet to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

11. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties, which consent shall not be unreasonably withheld. This Escrow Agreement shall be governed by and construed under the laws of the State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Subscription Escrow Agreement as of the date set forth above.

RIMON P.C., as Escrow Agent

By:	/s/ Debbie A. Klis
Name:	Debbie A. Klis
Title:	Partner

ONEMEDNET CORPORATION

By:	/s/ Paul J. Casey
Name:	Paul J. Casey
Title:	Chief Executive Officer

THE INVESTORS

By:
Name:
Title:

By:
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Title:

By:
Name:
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By:
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By:
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EXHIBIT A

RIMON, P.C., AS ESCROW AGENT

SCHEDULE OF FEES & EXPENSES

Acceptance Fee:	$0
Administration Fee:	$0

Out-of-Pocket Expenses: At Cost Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, wire transfer, travel, legal (out-of-pocket to counsel) or accounting, if any, will be billed at cost.

Address for Notice to Escrow Agent:

Rimon, P.C.
1909 K. Street, NW
Suite 420
Washington, DC 20006
Attn: Debbie A. Klis, Esq.
Phone: (202) 935-3390
Email: debbie.klis@rimonlaw.com

Any party hereto may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party hereto. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice, request, report or other communication hereunder prior to the Escrow Agent’s actual receipt thereof.

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